Exhibit 10.2

PROTO LABS, INC.

2012 LONG-TERM INCENTIVE PLAN

Restricted Stock Agreement

Proto Labs, Inc. (the “Company”), pursuant to its 2012 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, a Restricted Stock Award on the terms shown in the table below. The terms and conditions of this Restricted Stock Award (this “Award”) are set forth in this Agreement, consisting of this cover page and the Restricted Stock Agreement Terms and Conditions on the following pages, and in the Plan document which is attached. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:Victoria M. Holt
Number of Shares of Restricted Stock:	Grant Date:
Vesting Schedule: 25% of the Restricted Shares shall vest on each consecutive anniversary of Grant Date, provided Participant’s Service to the Company and its Affiliates does not end

By signing or otherwise authenticating this cover page, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award.

PARTICIPANT:	PROTO LABS, INC.

By:
Victoria M. Holt	Title:

Proto Labs, Inc.

2012 Long-Term Incentive Plan

Restricted Stock Agreement

Terms and Conditions

1.	Lapse of Restrictions and Forfeiture.

(a)

The Company hereby grants to Participant on the Grant Date that number of Shares of Restricted Stock (the “Restricted Shares”) equal to the “Number of Shares of Restricted Stock” specified in the table above. Subject to Section 1(b), the Restricted Shares will vest as to the portion of Restricted Shares and on the dates specified in the Vesting Schedule on the cover page to this Agreement, so long as your Service to the Company and its Affiliates does not end. The Vesting Schedule is cumulative. Once vested, the vested Restricted Shares will no longer be subject to forfeiture or return to the Plan as provided in Section 1(c).

(b)	Vesting of the Restricted Shares will be accelerated as follows:

(i)

To the extent, and under the circumstances, described in Section 7 of the Executive Employment Agreement, dated on or about February 6, 2014, by and between Participant and the Company (the “Employment Agreement”); and

(ii)

All Restricted Shares that have not previously vested will immediately become vested in full upon the Participant’s termination of Service due to death or Disability (as defined in the Employment Agreement).

(c)

Each Restricted Share will remain restricted and subject to forfeiture and return to the Plan unless and until that Restricted Share has vested in the Participant in accordance with all of the terms and conditions of this Agreement and the Plan. Except as otherwise expressly provided in this Agreement, the Employment Agreement or the Plan, if you cease to continue providing Service to the Company or any Affiliate, then all Restricted Shares subject to this Award that have not yet vested will be forfeited by Participant and returned to the Plan. In addition, if the Participant attempts to assign, transfer other than by will or the laws of descent and distribution, pledge, hypothecate, subject to execution, attachment or similar process, or otherwise dispose of any of the Restricted Shares or allow the Restricted Shares to become subject to attachment or any similar involuntary process, in violation of this Agreement, then any Restricted Shares that have not previously vested will be forfeited by the Participant and returned to the Plan. In connection with any forfeiture of any Restricted Shares, if the Company does not have custody of any and all certificates representing Restricted Shares so forfeited, the Participant shall immediately return to the Company all certificates representing Restricted Shares so forfeited. Additionally, the Participant will deliver to the Company a stock power duly executed in blank relating to any and all certificates representing such forfeited Restricted Shares in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Participant (or a new stock certificate to be issued, if requested by the Participant) evidencing any Restricted Shares that vested prior to forfeiture of unvested Restricted Shares under this Section 1. If the Restricted Shares are evidenced by a book entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book entry to be adjusted to reflect the number of Restricted Shares so forfeited.

2.	Restrictions on Transfer.

(a)

Unless otherwise permitted by the Committee in accordance with the terms of the Plan, the Restricted Shares may not (until such Restricted Shares have vested in the Participant in accordance with all terms and conditions of this Agreement and the Plan) be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process. All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share.

(b)	The Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

(c)

The Company will not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

3.

Evidence of Award. The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Participant (unless the Participant requests a certificate evidencing the Restricted Shares). Each book entry (or stock certificate if requested by the Participant) evidencing any Restricted Share may contain such notations or legends and stock transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion. If a certificate evidencing any Restricted Share is requested by the Participant, then the Company may, in its sole discretion, retain (or has its designee retain) custody of the certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing a certificate, that the Participant tender to the Company a stock power duly executed in blank relating to such custody.

4.

Removal of Legends. Upon the vesting of Restricted Shares in accordance with the terms and conditions of this Agreement and the Plan, the Company will cause the notations and legends on the book entry or stock certificate (as applicable) evidencing such Restricted Shares contemplated by Section 3 to be removed and a new book entry or certificate to be delivered to the Participant. Notwithstanding the foregoing, any vested Restricted Shares may remain subject to additional restrictions as provided in Section 18(c) of the Plan.

5.

Shareholder Rights. Except as otherwise specifically provided in this Agreement, as of the date of issuance of the Restricted Shares, the Participant will have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including the right to receive dividends and to vote the Restricted Shares.

6.

Withholding Taxes. The Participant and the Company recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Participant elects under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon the Participant’s receipt of the Restricted Shares. The Participant agrees that, at such time, if the Company or an Affiliate is required to withhold such taxes, the Participant will promptly pay, in cash upon demand (or in any other manner permitted by the Committee in accordance with the terms of the Plan), to the Company or an Affiliate such amounts as shall be necessary to satisfy such obligation. The Participant further acknowledges that the Company has directed the Participant to seek independent advice regarding the applicable provisions of the Code and the income tax laws of any municipality, state or foreign country in which the Participant may reside. The Company shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to the Participant an amount sufficient to cover any required withholding taxes in connection with the award or vesting (as applicable) of any Restricted Shares, and (ii) require the Participant to pay a cash amount sufficient to cover any required withholding taxes before the removal of any legends as contemplated by Section 4.

7.

Discontinuance of Service. This Agreement does not give the Participant a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate the Participant’s Service at any time and otherwise deal with the Participant without regard to the effect it may have upon the Participant under this Agreement; provided, however, that this Section 7 does not affect any of the parties’ respective rights and obligations under the Employment Agreement.

8.

Governing Plan Document. This Agreement and the Restricted Shares are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. If there is any conflict between the provisions of this Agreement and the Employment Agreement, the provisions of the Employment Agreement will govern. If there is a conflict between the provisions of the Plan and the Employment Agreement, the provisions of the Employment Agreement will govern.

9.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.

Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By signing or otherwise authenticating the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

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